Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS FIRST-QUARTER 2008 FINANCIAL RESULTS

Perris, Calif.—May 15, 2008—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the first quarter ended March 31, 2008.

Net sales for the quarter ended March 31, 2008, were $12.7 million compared to $27.5 million for the quarter ended March 31, 2007. The decrease in sales in 2008 was primarily due to lower sales volumes in the education market in California and Florida due to project delays and a general slowdown in those markets.

Gross profit margin for the first quarter of 2008 was negative $1.3 million, or 10.5% of sales, versus a positive margin of $1.1 million, or 4.0% of sales, in the first quarter a year ago. Gross profit margin declined as revenues declined because we were not able to adequately cover our fixed manufacturing costs, particularly due to production delays in key education projects and decreased sales volume in the education markets in California, Florida and Arizona.

Selling, general and administrative expenses for the quarter ended March 31, 2008 were $3.1 million compared to $3.6 million for the quarter ended March 31, 2007. The decrease in selling, general and administrative expenses was attributable to our cost-cutting efforts over the last two quarters, resulting in lower salary expense and discretionary spending, as well as lower legal and professional fees.

Other expense, net for the quarter ended March 31, 2008 was $0.2 million compared to other income, net of $3.1 million for the quarter ended March 31, 2007. Key changes in other expense, net are as follows:

•
Interest expense was $0.3 million for the quarter ended March 31, 2008 compared to $0.6 million for the quarter ended March 31, 2007. The decline is due to lower debt levels coupled with lower interest rates.

•
We recognized a non-cash gain of $0.8 million related to warrant derivatives in the first quarter of 2008, compared to a non-cash gain of $4.8 million in the first quarter of 2007. These gains were due to a decrease in the trading price of our stock for the respective periods, which caused our warrant derivative liability to decrease.

•	Amortization of debt issuance costs was $0.1 million for the quarter ended March 31, 2008 compared to $0.3 million for the quarter ended March 31, 2007.

•
Accretion of debt discount for the first quarter of 2008 was $0.6 million compared to $1.0 million for the first quarter of 2007, which included $0.5 million in incremental non-cash charges related to the discount on the $1.5 million conversion of convertible notes in the first quarter last year.

Net loss for the first quarter of 2008 was $4.6 million, or $0.21 per share, on 21.4 million weighted-average shares outstanding, compared to net income of $0.5 million, or $0.02 per diluted share, on 21.6 million diluted weighted-average shares outstanding, in the first quarter of 2007.

Total backlog as of April 30, 2008 was $85.1 million compared to $45.3 million at April 30, 2007, an increase of 88%; it consists of orders of $79.8 million from California, $1.5 million from Arizona, and $3.8 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance in the first quarter of 2008 was negatively impacted by delays in large projects, primarily in the California education market, compounded by softness in all markets. During the last two quarters we reduced costs in line with our lower revenue levels by reducing overhead, direct and indirect labor expenses and selling, general and administrative expenses.”

In March 2008, Modtech raised $1.6 million through a private placement of convertible preferred stock and received a deferral of $1.5 million in principal payments on its outstanding notes held by Laurus Master Fund, Ltd. and affiliates. The preferred stock is convertible into 3,997,704 shares of common stock and the deferral of principal payments is over a four month period. As consideration for the deferral plus a waiver of a prior event of default under the notes, Modtech issued to Laurus and its affiliates warrants to purchase 3,000,000 shares of common stock at an exercise price of $0.40 per share and promissory notes totaling $750,000.

“With these actions we have strengthened the company’s balance sheet and addressed the need for additional working capital as we enter our busy season,” said Cragun.

Modtech President and Chief Executive Officer Dennis Shogren commented: “Our first-quarter results continued the lower revenue trend we have been experiencing.  The virtual shutdown of the classroom business in Florida combined with the very weak California market for new construction in the education sector continued to drive our negative results as we prepared for our recently booked business to come online.

“Based on our current production schedule, we anticipate that May volume will be nearly double the average run-rate of the first four months of 2008.  This increased volume is expected to come from a more diverse product mix, reflecting our expansion into new markets that we began to address just over a year ago.  We saw a reversal of the negative trend in bookings in the fourth quarter of 2007, when we had the best bookings in two years, and believe that beginning in the second quarter, 2008 will reflect a revitalized bookings trend with a corresponding improvement in revenue."

Shogren concluded, “We remain committed to expanding the business profitably through our new product and market initiatives and continued focus on our cost structure to ensure a return to profitability in the second half of 2008.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time and provide conference ID 46683456. You may also listen to the teleconference live via the Internet at www.modtech.com, under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 46683456.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “expect,” and other similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,447,000	$409,000
Restricted cash	3,374,000	3,377,000
Contracts receivable, less allowance for contract adjustments of $2,106,000 and
$2,251,000 in 2008 and 2007, respectively	13,814,000	14,056,000
Costs and estimated earnings in excess of billings on contracts	6,201,000	7,289,000
Inventories	4,396,000	5,923,000
Prepaid assets	122,000	617,000
Insurance receivable	1,579,000	2,955,000
Other current assets	20,000	22,000
Total current assets	31,953,000	34,648,000

Property and equipment, net	9,617,000	9,928,000
Debt issuance costs, net	620,000	740,000
Other assets	1,881,000	1,904,000
Total assets	$44,071,000	$47,220,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,570,000	$13,209,000
Accrued liabilities	5,466,000	6,292,000
Billings in excess of costs and estimated earnings on contracts	2,637,000	1,686,000
Current maturities of long-term debt, net	819,000	1,315,000
Total current liabilities	22,492,000	22,502,000

Long-term debt, net, excluding current portion	9,629,000	10,209,000
Other long-term liabilities	1,417,000	1,437,000
Total liabilities	33,538,000	34,148,000
Shareholders’ equity:
Series A preferred stock, $0.01 par value. Authorized 5,000,000 shares;
no shares issued and outstanding in 2008 and 2007, respectively	-	-
Series B convertible preferred stock, $0.01 par value. Authorized 50,000 shares;
14,190 and zero shares issued and outstanding in 2008 and 2007, respectively	-	-
Series C convertible preferred stock, $0.01 par value. Authorized 50,000 shares;
2,206 and zero shares issued and outstanding in 2008 and 2007, respectively	-	-
Common stock, $0.01 par value. Authorized 55,000,000 shares; issued and
outstanding 21,419,415 in both 2008 and 2007	214,000	214,000
Additional paid-in capital	138,761,000	136,706,000
Accumulated deficit	(128,442,000)	(123,848,000)
Total shareholders’ equity	10,533,000	13,072,000

Total liabilities and shareholders’ equity	$44,071,000	$47,220,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$12,722,000	$27,500,000
Cost of goods sold	14,062,000	26,411,000

Gross (loss) profit	(1,340,000)	1,089,000

Selling, general and administrative expenses	3,094,000	3,645,000

Loss from operations	(4,434,000)	(2,556,000)

Other (expense) income:
Interest expense	(343,000)	(561,000)
Interest income	29,000	77,000
Gain on warrant and embedded derivatives	846,000	4,838,000
Amortization of debt issuance costs	(121,000)	(264,000)
Accretion of debt discount	(583,000)	(1,018,000)
Other income, net	12,000	12,000

	(160,000)	3,084,000

(Loss) income before income taxes	(4,594,000)	528,000
Income tax benefit	-	-

Net (loss) income	$(4,594,000)	$528,000

Basic (loss) income per common share	$(0.21)	$0.02

Basic weighted-average shares outstanding	21,419,000	21,159,000

Diluted (loss) income per common share	$(0.21)	$0.02

Diluted weighted-average shares outstanding	21,419,000	21,582,000